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                                                                     EXHIBIT 3.5

                             ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           MARKLAND TECHNOLOGIES, INC.

         The undersigned does hereby certify that, pursuant to the authority conferred upon the Board of Directors of MARKLAND TECHNOLOGIES, INC. (the "Corporation"), a corporation organized and existing under the Florida Business Corporation Act, by Florida Statute 607.0821 and pursuant to (a) a Board of Directors meeting held on October 9, 2001, whereby (a) all of the members of the Corporation's Board of Directors voted to increase the number of shares of its common stock, par value $0.0001 per share (the "Common Stock," or the "Shares"), authorized for issuance from 3,000,000 to 5,000,000 (the "Authorized Share Increase"), and (b) the approval of the Authorized Share Increase by the Holders of at least 50% of issued and shares of Common Stock, at the 2001 Annual Meeting of Shareholders held on November 29, 2001, the Corporation's Articles of Incorporation are hereby further amended as follows:

                                    ARTICLE I

         The name of the corporation is Markland Technologies, Inc.

                                   ARTICLE II

         The amendment alters or changes Article V of the original Articles of Incorporation and the full text of such provision altered is as follows:

                  The corporation is authorized to issue 500,000,000 shares of common stock, $0.0001 par value and 5,000,000 shares of preferred stock, par value $0.0001, the rights and preferences of which shall be established by the corporation's Board of Directors.

                                   ARTICLE III

         These Articles of Amendment were adopted by the stockholders of the Corporation on November 29, 2001.

                                   ARTICLE IV

         The number of shares outstanding was 299,909,713, all of which were entitled to vote on this amendment. The number of shares voted for the amendment was 299,751,929; and the number of shares voted against the amendment was 11,002.

         Dated this the 20th day of December, 2001.

                                                 MARKLAND TECHNOLOGIES, INC.
                                                 a Florida corporation,


                                                 /S/ LAWRENCE SHATSOFF
                                                 ---------------------
                                                 Lawrence Shatsoff
                                                 President